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                                                                     Exhibit 4.4

                           SPECTRA SYSTEMS CORPORATION

                2002 NON-EMPLOYEE DIRECTORS' STOCK OPTION POLICY

     This 2002 Non-employee Directors' Stock Option Policy (the "Policy") has been adopted in conjunction with the 2002 Stock Plan (the "Plan") of Spectra Systems Corporation (the "Company"). Capitalized terms set forth in this Policy and not defined herein have the meanings set forth in the Plan.

     The purpose of the Policy is to foster and promote the long-term financial success of the Company by (a) attracting and retaining directors who are not employees ("Non-Employee Directors") of outstanding ability by providing for the grant of Nonstatutory Stock Options; (b) providing Non-Employee Directors with compensation opportunities which are competitive with other publicly held companies; and (c) enabling the Non-Employee Directors to have a stake in such financial success of the Company by facilitating their ownership of the Company's Common Stock. The Company believes that this Policy will cause the participants to contribute materially to the growth of the Company, thereby benefiting the Company's shareholders.

     1.   Administration

     This Policy is intended to be self-executing in accordance with the its express terms. However, to the extent that determinations are required with respect to ministerial matters under the Policy, such determinations shall be made by a the Committee, or in the absence of such Committee, determinations shall be made by the full Board of Directors acting as the Committee. Any provision in this Policy with respect to the Committee contrary to Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), shall be deemed null and void to the extent permitted by law and deemed appropriate by the Committee. Subject to the foregoing, the Committee's interpretations of the Policy, including factual determinations and all determinations made by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding.

     2.   Grants

     Incentives under the Policy shall consist of Nonstatutory Stock Options ("Stock Options"). All Stock Options shall be subject to the terms and conditions set forth herein and to those other ministerial terms and conditions consistent with this Policy as the Committee deems appropriate and as are specified in writing by the Committee to the Non-Employee Director (each, a "Stock Option Grant"). The Committee shall approve the form and provisions of each Stock Option Grant to each Non-Employee Director; provided, however, that Stock Options shall be granted to Non-Employee Directors only in accordance with the provisions of Section 5 of this Policy.

     3.   Shares Subject to the Policy

     Subject to the adjustment specified below, the aggregate number and kind of shares of the Company's capital stock with respect to which options may be granted that have been or may be issued or transferred under the Policy shall be 150,000 shares of the Company's Common Stock, par value $.01 ("Common Stock"), all of which are reserved under the Plan. If and to the extent Stock Options granted under the Policy terminate or expire, or are canceled,

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forfeited, exchanged or surrendered without having been exercised, the shares subject to such Stock Options shall again be available for purposes of the Policy.

     4.   Eligibility for Participation

     Only Non-Employee Directors, as defined in Rule 16b-3(3)(i) of the Exchange Act, shall be eligible to participate in the Policy.

     5.   Grants to Non-Employee Directors

     (a) Number of Shares. In lieu of other compensation for service as a member of the Board and subject to the approval of the Policy by the Company's shareholders, each director who is a Non-Employee Director shall receive an annual Stock Option Grant on the anniversary of the adoption of this Policy (the "Date of Grant"), to purchase 3,000 shares of Common Stock for service on the Board for the following year and 1,000 shares for each Committee on which the Non-Employee Director serves, both with an exercise price equal to the fair market value of Common Stock on the Date of Grant. The Stock Options shall be fully vested. If a Non-Employee Director is appointed to fill a vacancy, the initial Stock Option Grant shall be made on the date of his or her appointment and subsequent grants shall be made on each anniversary of the adoption of this Policy, provided, however, that the Committee may, but shall not be required to, prorate the initial Stock Option Grant.

     (b) Option Price and Option Exercise Period. The purchase price ("Option Price") of Common Stock subject to each Stock Option Grant shall be equal to the fair market value of a share of Common Stock on the Date of Grant; provided, however, that a Stock Option Grant shall not be made to any individual who, at the time the grant is made, owns stock possessing more than 10% of the total combined voting power or value of all classes of stock of the Company or parent of the Company, unless the Option Price per share is not less than 110% of the fair market value of Common Stock on the Date of Grant. If at the time a Stock Option is granted, the Company's Common Stock is listed upon an established stock exchange or other market source, as determined by the Committee, "fair market value" on any date of reference shall be the closing price of a share of Common Stock on the principal exchange or other recognized market source, as determined by the Committee on such date, or if there is no sale on such date, then the closing price of a share of Common Stock on the last previous day on which a sale is reported. If the Common Stock is not listed on an established stock exchange or traded in the over-the-counter-market at the time a Stock Option is granted under the Policy, "fair market value" shall be deemed to be the fair value of the Common Stock as determined by the Committee.

     Each grant pursuant to this Section shall have an exercise period of five years from the Date of Grant (the "Option Exercise Period").

     (c) Manner of Exercise. A Non-Employee Director may exercise Stock Options by delivering a notice of exercise to the Secretary of the Company with accompanying payment of the Option Price. Such notice may instruct the Company to deliver shares of Common Stock due upon the exercise of the Stock Options to any registered broker or dealer designated by the grantee ("Designated Broker") in lieu of delivery to the grantee. Such instruction must designate the account into which the shares are to be deposited.

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     (d)  Satisfaction of Option Price. A Non-Employee Director shall pay the
Option Price (i) in cash, (ii) in previously acquired Common Stock the fair market value of which is equal to the Option Price; provided that such shares are held for a period of not less than six months; or (iii) or through any combination of (i) or (ii). Shares of Common Stock shall not be issued or transferred upon exercise of a Stock Option until the Option Price is fully paid.

     (e) Rule 16b-3 Restrictions. Unless a Non-Employee Director could otherwise transfer such Common Stock issued pursuant to a Stock Option made hereunder without incurring liability under Section 16(b) of the Exchange Act, at least six months must elapse from the Date of Grant to the date of disposition of the Common Stock issued upon exercise of such Stock Option. Notwithstanding any other provision of the Policy, this Section may not be amended more than once every six months, except for amendments necessary to conform the Policy to changes of the provisions of, or the regulations relating to, the Internal Revenue Code of 1986, as amended (the "Code").

     6.   Transferability of Options

     Only a Non-Employee Director or the Director's authorized legal representative may exercise rights under a Stock Option. Such persons may not transfer those rights except by will or by the laws of descent and distribution or, if permitted under Rule 16b-3 of the Exchange Act and if permitted in any specific case by the Committee in their sole discretion, pursuant to a qualified domestic relations order as defined under the Code or Title I of ERISA or the regulations thereunder. When a Non-Employee Director dies, the personal representative or other person entitled to succeed to the rights of the Non-Employee Director (a "Successor Grantee") may exercise such rights. A Successor Grantee must furnish proof satisfactory to the Company of his or her right to receive the Stock Option under the Non-Employee Director's will or under the applicable laws of descent and distribution.

     7.   Amendment and Termination of the Policy

     (a) Amendment. The Board, by written resolution, may amend or terminate the Policy at any time; provided, however, that the Board shall not amend the Policy without the approval of the stockholders of the Company, if such amendment would cause the Policy or any Stock Option, or the exercise of any right under the Policy to fail to comply with the requirements of Rule 16b-3 under the Exchange Act.

     (b) Termination of Policy. The Policy shall terminate on the tenth anniversary of its effective date unless terminated earlier by the Board or unless extended by the Board with the approval of the shareholders.

     (c) Termination and Amendment of Outstanding Grants. A termination or amendment of the Policy that occurs after a Stock Option Grant is made shall not result in the termination or amendment of the Stock Option unless the grantee consents or unless the Committee acts under Section 13(a) of the Policy. The termination of the Policy shall not impair the power and authority of the Committee with respect to an outstanding Stock Option. Whether or not the Policy has terminated, an outstanding Stock Option may be terminated or amended under
Section 13(a) or may be amended by agreement of the Company and the grantee consistent with the Policy.

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     8.   Funding of the Policy

     This Policy shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Stock Options under this Policy. In no event shall interest be paid or accrued on any Stock Options including unpaid installments of Stock Options.

     9.   Rights of Non-Employee Directors

     Nothing in this Policy shall entitle any individual or other person to any claim or right to a Stock Option under this Policy. Neither this Policy nor any action taken hereunder shall be construed as giving any individual any rights to be retained by or in the employ of the Company.

     10.  Requirements for Issuance of Shares

     No Common Stock shall be issued or transferred upon exercise of any Stock Option hereunder unless and until all legal requirements applicable to the issuance or transfer of such Common Stock have been complied with to the satisfaction of the Committee. The Committee shall have the right to condition any Stock Option made to any Non-Employee Director hereunder on such Director's undertaking in writing to comply with such restrictions on subsequent disposition of such shares of Common Stock as the Committee shall deem necessary or advisable as a result of any applicable law, regulation or official interpretation thereof, and certificates representing such shares may be legended to reflect any such restrictions.

     11.  Headings

     Section headings are for reference only. In the event of a conflict between the title and the content of a Section, the content of the Section shall control.

     12.  Effective Date

     Subject to the approval of the Company's shareholders, this Policy shall be effective as of February 7, 2002 (the "Effective Date").

     13.  Miscellaneous

     (a) Compliance with Law. The Policy, the exercise of Stock Options and the obligations of the Company to issue or transfer shares of Common Stock underlying Stock Options shall be subject to all applicable laws and to approvals by governmental or regulatory agencies as may be required. With respect to persons subject to Section 16 of the Exchange Act, it is the intent of the Company that the Policy and all transactions under the Policy comply with all applicable provisions of Rule 16b-3 or its successors under the Exchange Act. The Committee may revoke any Stock Option Grant if it is contrary to law or modify a Stock Option to bring it into compliance with any valid and mandatory government regulation. The Committee may, in its sole discretion, agree to limit its authority under this Section.

     (b) Ownership of Stock. A grantee or Successor Grantee shall have no rights as a shareholder with respect to any shares of Common Stock covered by a Stock Option until the shares are issued or transferred to the grantee or Successor Grantee on the stock transfer records of the Company.

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     (c)  Indemnification of Committee. In addition to such other rights of indemnification as they may have as directors or as members of the Committee, the members of the Committee shall be indemnified by the Company against the reasonable expenses, including attorneys' fees actually and necessarily incurred in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Policy or any Stock Option thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Committee member is liable for negligence or misconduct in the performance of her duties; provided that within 60 days after institution of any such action, suit or proceeding the Committee member shall in writing offer the Company the opportunity, at its own expense, to handle and defend the same.

                                      * * *

     I, Samuel A. Sacco, Secretary of Spectra Systems Corporation, having in my custody and possession the corporate records of said corporation, do hereby certify that the foregoing is a true and correct copy of the Spectra Systems Corporation 2002 Non-Employee Directors' Stock Option Policy as in effect on February 7, 2002.

     Witness my hand this 7th day of February, 2002.

     As Aforesaid

                                             /s/ Samuel A. Sacco
                                             ----------------------------------
                                             Samuel A. Sacco, Secretary

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